EXHIBIT 99.1

Zoetis Reports Fourth Quarter and Full Year 2017 Results

•	For Fourth Quarter 2017, Zoetis Reports Revenue of $1.5 Billion, and Net Income of $81 Million, or $0.16 per Diluted Share, on a Reported Basis

◦	Reports Adjusted Net Income of $341 Million, or Adjusted Diluted EPS of $0.69, for Fourth Quarter 2017

◦	Delivers 13% Operational Growth in Revenue and 37% Operational Growth in Adjusted Net Income for Fourth Quarter 2017

•	For Full Year 2017, Zoetis Reports Revenue of $5.3 Billion and Net Income of $864 Million, or $1.75 per Diluted Share, on a Reported Basis

◦	Reports Adjusted Net Income of $1.185 Billion, or Adjusted Diluted EPS of $2.40, for Full Year 2017

◦	Delivers 8% Operational Growth in Revenue and 21% Operational Growth in Adjusted Net Income for Full Year 2017

•	Company Records One-Time Provisional Net Tax Charge of $212 Million Related to Recently Enacted Tax Legislation in the U.S.

•	Provides Full Year 2018 Revenue Guidance of $5.675 - $5.800 Billion, with Diluted EPS of $2.77 - $2.93 on a Reported Basis, or $2.96 - $3.10 on an Adjusted Basis

PARSIPPANY, N.J. - Feb. 15, 2018 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the fourth quarter and full year 2017 and provided full year guidance for 2018.

The company reported revenue of $1.5 billion for the fourth quarter of 2017, which was an increase of 14% compared with the fourth quarter of 2016. Net income for the fourth quarter of 2017 was $81 million, or $0.16 per diluted share compared with $154 million and $0.31 per diluted share in the fourth quarter of 2016.

Adjusted net income1 for the fourth quarter of 2017 was $341 million, or $0.69 per diluted share, an increase of 47%. Adjusted net income for the fourth quarter of 2017 excludes the net impact of $260 million for purchase accounting adjustments, acquisition-related costs and certain significant items. Included in the $260 million is a provisional net tax charge of $212 million related to recently enacted tax legislation in the U.S.

1 |

On an operational2 basis, revenue for the fourth quarter of 2017, excluding the impact of foreign exchange, increased 13% compared with the fourth quarter of 2016. Adjusted net income for the fourth quarter of 2017 increased 37% operationally, excluding the impact of foreign exchange.

For full year 2017, the company reported revenue of $5.3 billion, an increase of 9% compared with full year 2016. Net income for full year 2017 was $864 million, or $1.75 per diluted share, an increase of 5% and 6%, respectively.

Adjusted net income for full year 2017 was $1.185 billion, or $2.40 per diluted share, an increase of 22%. Adjusted net income for full year 2017 excludes the net impact of $321 million for purchase accounting adjustments, acquisition-related costs and certain significant items. Included in the $321 million is a provisional net tax charge of $212 million related to recently enacted tax legislation in the U.S.

On an operational basis, revenue for full year 2017 increased 8%, excluding the impact of foreign exchange. Adjusted net income for full year 2017 increased 21% operationally, excluding the impact of foreign exchange.

EXECUTIVE COMMENTARY
“In 2017, Zoetis became the first animal health company to deliver more than $5 billion in revenue as we continued to demonstrate the strength of our business model and the growth opportunities that are uniquely available in animal health,” said Juan Ramón Alaix, Chief Executive Officer of Zoetis. “We achieved operational revenue growth for the year of 8%, based on the diversity of our product portfolio and balanced performance across the U.S. and all of our major international markets. We also grew our adjusted net income faster than sales, at 21% operationally, as we continue to deliver on our long-term value proposition.

“As we mark our fifth year as an independent company, I am grateful to the colleagues of Zoetis who have placed us firmly on a course for sustainable profitable growth. We continue to drive innovations, lead in customer excellence and simplify our operations,” said Alaix. “As we look to the future, we will remain committed to strengthening our interconnected capabilities in direct sales, R&D and manufacturing, and look for additional investment opportunities to enhance our short and long term growth.”

“We finished off 2017 with strong revenue and income growth, while almost doubling our operating cash flow for the year,” said Glenn David, Executive Vice President and Chief Financial Officer of Zoetis. “For full year 2018, we expect operational growth of 5% to 7% in revenue and 20% to 26% in adjusted net

2 |

income, while we continue to improve our working capital and fund investments that will support our ability to create long-term value for our shareholders.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two regional segments: the United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs. In the fourth quarter of 2017:

•
Revenue in the U.S. segment was $712 million, an increase of 13% compared with the fourth quarter of 2016. Sales of companion animal products grew 15%, driven by increased sales in our dermatology portfolio and several other new products, including Simparica® (sarolaner), our oral parasiticide. This growth was tempered by the prior year’s initial sales of certain products into expanded distribution relationships. Sales of livestock products grew 11%, driven by growth in our cattle and poultry portfolios, which was partially offset by declines in swine products. In cattle, growth was driven by increased sales of premium products, which were supported by favorable weather conditions that drove higher disease risk and incidence and more placements in feedlots, as well as the timing of promotional activities in the prior year. In poultry, growth was driven by increased sales of medicated feed additive products, while lower sales of medicated feed additives drove declines in swine products. Consistent with the year, both cattle and swine products were negatively impacted by livestock producers’ continued implementation of the Veterinary Feed Directive.

•
Revenue in the International segment was $740 million, an increase of 16% on a reported basis and 13% operationally compared with the fourth quarter of 2016. Sales of companion animal products grew 23% on a reported basis and 18% on an operational basis, resulting primarily from increased sales of our dermatology portfolio and Simparica. Sales of livestock products grew 14% on a reported basis and 11% on an operational basis, driven by balanced growth across our portfolio. New product launches drove growth in our fish portfolio in Norway as well as in our swine portfolio, primarily across Europe. Sales of cattle products grew primarily in Brazil and Canada, while poultry sales grew primarily across Asia Pacific.

Zoetis continues to drive demand and strengthen its diverse portfolio through the introduction of new products, lifecycle innovations, business development initiatives, strong customer relationships and entry into new markets and technologies. In the fourth quarter of 2017, the company received approvals for new indications and formulations and expanded major product lines into new geographies.

•
Zoetis continued to expand the availability of its oral flea and tick medication, Simparica, into new markets, with additional approvals in Chile, Panama, the Philippines and Switzerland. The product also received approval in the European Union for the treatment of two additional types of skin mites. Simparica delivers fast and persistent protection from fleas and ticks in dogs, with effectiveness that lasts for a full 35 days, without losing efficacy at the end of the month.

•
Building on the success of the company’s vaccine portfolio, Zoetis’ Vanguard® Rapid Resp intranasal vaccine line was granted a one-year duration of immunity claim for canine adenovirus type 2 and canine parainfluenza virus, in addition to the product’s prior one-year

3 |

duration of immunity claim for Bordatella bronchiseptica. Vanguard Rapid Resp is the first and only intranasal vaccine line in the U.S. that has been demonstrated to provide one year of protection against these three important canine infectious respiratory diseases.

•
In the U.S., the company enhanced its medicated feed additives portfolio with an expanded claim for Lincomix® (lincomycin hydrochloride), a popular feed medication. This new claim gives pork producers more flexibility when treating swine respiratory disease associated with Mycoplasma hyopneumoniae (M. hyo), which can be devastating to herds.

FINANCIAL GUIDANCE
Zoetis is providing full year 2018 guidance, which includes:

•	Revenue between $5.675 billion to $5.800 billion

•	Reported diluted EPS between $2.77 to $2.93

•	Adjusted diluted EPS between $2.96 to $3.10

•	Reported and adjusted effective tax rate between 21% to 22%
This guidance reflects foreign exchange rates as of early February. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review fourth quarter and full year 2017 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on Feb. 15, 2018.

About Zoetis
Zoetis (NYSE: ZTS) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products, genetic tests, biodevices and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2017, the company generated annual revenue of $5.3 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

4 |

DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our most recent Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at
http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contact:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

5 |

ZOETIS INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Fourth Quarter			Full Year
	2017	2016	% Change	2017	2016	% Change
Revenue	$1,460	$1,277	14	$5,307	$4,888	9
Costs and expenses:
Cost of sales(b)	457	468	(2)	1,775	1,666	7
Selling, general and administrative expenses(b)	361	361	—	1,334	1,364	(2)
Research and development expenses(b)	110	108	2	382	376	2
Amortization of intangible assets(c)	23	21	10	91	85	7
Restructuring charges and certain acquisition-related costs	12	20	(40)	19	5	*
Interest expense	50	41	22	175	166	5
Other (income)/deductions–net	17	27	(37)	6	(2)	*
Income before provision for taxes on income	430	231	86	1,525	1,228	24
Provision for taxes on income	350	77	*	663	409	62
Net income before allocation to noncontrolling interests	80	154	(48)	862	819	5
Less: Net (loss)/income attributable to noncontrolling interests	(1)	—	*	(2)	(2)	—
Net income attributable to Zoetis	$81	$154	(47)	$864	$821	5

Earnings per share—basic	$0.17	$0.31	(45)	$1.76	$1.66	6

Earnings per share—diluted	$0.16	$0.31	(48)	$1.75	$1.65	6

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	487,323	493,932		489,918	495,715
Diluted	491,022	496,638		493,161	498,225

* Calculation not meaningful.

(a)
The consolidated statements of income present the three and twelve months ended December 31, 2017 and 2016. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2017 and 2016.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

6 |

ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended December 31, 2017
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$457	$(2)	$—	$(1)	$454
Gross profit	1,003	2	—	1	1,006
Selling, general and administrative expenses(c)	361	(1)	—	(1)	359
Research and development expenses(c)	110	—	—	—	110
Amortization of intangible assets(d)	23	(19)	—	—	4
Restructuring charges and certain acquisition-related costs	12	—	(2)	(10)	—
Other (income)/deductions–net	17	—	—	(3)	14
Income before provision for taxes on income	430	22	2	15	469
Provision for taxes on income	350	21	—	(242)	129
Net income attributable to Zoetis	81	1	2	257	341
Earnings per common share attributable to Zoetis–diluted	0.16	—	—	0.53	0.69

	Quarter Ended December 31, 2016
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$468	$(1)	$—	$(12)	$455
Gross profit	809	1	—	12	822
Selling, general and administrative expenses(c)	361	(1)	—	(12)	348
Research and development expenses(c)	108	(1)	—	—	107
Amortization of intangible assets(d)	21	(17)	—	—	4
Restructuring charges and certain acquisition-related costs	20	—	(1)	(19)	—
Other (income)/deductions–net	27	—	—	(15)	12
Income before provision for taxes on income	231	20	1	58	310
Provision for taxes on income	77	5	1	(5)	78
Net income attributable to Zoetis	154	15	—	63	232
Earnings per common share attributable to Zoetis–diluted	0.31	0.03	—	0.13	0.47

7 |

ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Twelve Months Ended December 31, 2017
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$1,775	$(7)	$—	$(7)	$1,761
Gross profit	3,532	7	—	7	3,546
Selling, general and administrative expenses(c)	1,334	(5)	—	(4)	1,325
Research and development expenses(c)	382	(2)	—	—	380
Amortization of intangible assets(d)	91	(74)	—	—	17
Restructuring charges and certain acquisition-related costs	19	—	(10)	(9)	—
Other (income)/deductions–net	6	—	—	(5)	1
Income before provision for taxes on income	1,525	88	10	25	1,648
Provision for taxes on income	663	37	3	(238)	465
Net income attributable to Zoetis	864	51	7	263	1,185
Earnings per common share attributable to Zoetis–diluted	1.75	0.10	0.01	0.54	2.40

	Twelve Months Ended December 31, 2016
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$1,666	$(23)	$—	$(19)	$1,624
Gross profit	3,222	23	—	19	3,264
Selling, general and administrative expenses(c)	1,364	(5)	—	(47)	1,312
Research and development expenses(c)	376	(2)	—	—	374
Amortization of intangible assets(d)	85	(69)	—	—	16
Restructuring charges and certain acquisition-related costs	5	—	(3)	(2)	—
Other (income)/deductions–net	(2)	—	(1)	11	8
Income before provision for taxes on income	1,228	99	4	57	1,388
Provision for taxes on income	409	39	—	(33)	415
Net income attributable to Zoetis	821	60	4	90	975
Earnings per common share attributable to Zoetis–diluted	1.65	0.12	0.01	0.18	1.96

(a)
The consolidated statements of income present the three and twelve months ended December 31, 2017 and 2016. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2017 and 2016.

(b)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(c)	Exclusive of amortization of intangible assets, except as discussed in footnote (d) below.

(d)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1), (2) and (3).
Certain amounts may reflect rounding adjustments.

8 |

ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)
Income taxes in Purchase accounting adjustments for the three and twelve months ended December 31, 2017, includes a provisional tax benefit of $17 million related to the remeasurement of the company’s deferred taxes due to the reduction in the U.S. federal corporate tax rate as provided by the U.S. Tax Cuts and Jobs Act enacted on December 22, 2017.

(2)	Acquisition-related costs include the following:

	Fourth Quarter		Full Year
	2017	2016	2017	2016
Integration costs(a)	$2	$1	$6	$3
Restructuring charges(b)	—	—	4	—
Other(c)	—	—	—	1
Total acquisition-related costs—pre-tax	2	1	10	4
Income taxes(d)	—	1	3	—
Total acquisition-related costs—net of tax	$2	$—	$7	$4

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.

(b)	For 2017, represents employee termination costs related to the acquisition of an Irish biologic therapeutics company in the third quarter of 2017, included in
Restructuring charges and certain acquisition-related costs.

(c)	Included in Other (income)/deductions—net.

(d)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the twelve months ended December 31, 2016, also includes a tax charge related to the acquisition of certain assets of Abbott Animal Health.

Certain amounts may reflect rounding adjustments.
(3) Certain significant items include the following:

	Fourth Quarter		Full Year
	2017	2016	2017	2016
Operational efficiency initiative(a)	$1	$27	$5	$(9)
Supply network strategy(b)	8	6	15	19
Other restructuring charges and cost-reduction/productivity initiatives(c)	4	—	4	(1)
Certain asset impairment charges(d)	—	—	—	1
Stand-up costs(e)	3	5	3	23
Other(f)	(1)	20	(2)	24
Total certain significant items—pre-tax	15	58	25	57
Income taxes(g)	(242)	(5)	(238)	(33)
Total certain significant items—net of tax	$257	$63	$263	$90

(a)
For the three months ended December 31, 2017, includes an adjustment to inventory reserves of $2 million, included in Cost of sales, consulting fees of $1 million, included in Selling, general and administrative expenses, and restructuring charges of $2 million related to a reversal of previously accrued employee termination costs ($1 million) and an increase in exit costs ($3 million), included in Restructuring charges and certain acquisition-related costs. For the twelve months ended December 31, 2017, includes an adjustment to inventory reserves of $2 million, included in Cost of sales, consulting fees of $2 million, included in Selling, general and administrative expenses, restructuring charges of $4 million related to employee termination costs ($1 million) and exit costs ($3 million), included in Restructuring charges and certain acquisition-related costs, and a net loss related to sales of certain manufacturing sites and products of $1 million, included in Other (income)/deductions—net.

For the three months ended December 31, 2016, includes inventory write-offs of $4 million, included in Cost of sales, $3 million primarily related to consulting fees, included in Selling, general and administrative expenses, restructuring charges of $19 million related to employee termination costs ($18 million) and exit costs ($1 million), included in Restructuring charges and certain acquisition-related costs, and a net loss related to sales of certain manufacturing sites and

9 |

products of $1 million, included in Other (income)/deductions—net. For the twelve months ended December 31, 2016, includes inventory write-offs of $5 million, included in Cost of sales, accelerated depreciation of $1 million and consulting fees of $14 million, included in Selling, general and administrative expenses, a net reversal of restructuring charges of $3 million related to a reduction in previously accrued employee termination costs ($8 million) and an increase in exit costs ($5 million), included in Restructuring charges and certain acquisition-related costs, and a $26 million net gain related to sales of certain manufacturing sites and products, included in Other (income)/deductions—net.

(b)
For the three months ended December 31, 2017, includes an adjustment of $1 million related to discontinuing the depreciation of assets located at the manufacturing site in Guarulhos, Brazil that was sold in the fourth quarter of 2017, and consulting fees of $1 million, included in Cost of sales, restructuring charges of $4 million related to a net increase in employee termination costs, included in Restructuring charges and certain acquisition-related costs, and a net loss of $4 million related to the disposal of our manufacturing site in Guarulhos, Brazil, included in Other (income)/deductions—net. For the twelve months ended December 31, 2017, includes accelerated depreciation of $2 million, an adjustment of $2 million related to discontinuing the depreciation of assets located at the manufacturing site in Guarulhos, Brazil that was sold in the fourth quarter of 2017, and consulting fees of $5 million, included in Cost of sales, restructuring charges of $1 million related to a net increase in employee termination costs, included in Restructuring charges and certain acquisition-related costs, and a net loss of $9 million, related to sales of certain manufacturing sites and products, including the disposal of our manufacturing site in Guarulhos, Brazil, included in Other (income)/deductions—net.

For the three months ended December 31, 2016, includes accelerated depreciation of $2 million, included in Cost of sales, and inventory write-offs of $1 million and consulting fees of $3 million, included in Cost of sales. For the twelve months ended December 31, 2016, includes restructuring charges of $6 million related to employee termination costs, included in Restructuring charges and certain acquisition-related costs, accelerated depreciation of $6 million, inventory write-offs of $1 million and consulting fees of $6 million, included in Cost of sales.

(c)
Included in Restructuring charges and certain acquisition-related costs. For the three and twelve months ended December 31, 2017, represents employee termination costs in Europe as a result of initiatives to better align our organizational structure.

(d)	Included in Other (income)/deductions—net. For the twelve months ended December 31, 2016, represents an impairment of finite-lived trademarks related to a canine pain management product.

(e)
Represents certain nonrecurring costs related to becoming an independent public company, such as the creation of standalone systems and infrastructure, site separation, new branding (including changes to the manufacturing process for required new packaging), and certain legal registration and patent assignment costs.

For the three and twelve months ended December 31, 2017, included in Cost of sales.
For the three months ended December 31, 2016, included in Cost of sales ($2 million) and Selling, general and administrative expenses ($3 million). For the twelve months ended December 31, 2016, included in Cost of sales ($1 million) and Selling, general and administrative expenses ($22 million).

(f)
For the three and twelve months ended December 31, 2017, primarily represents income of $1 million and $5 million, respectively, related to an insurance recovery from commercial settlements in Mexico recorded in 2014 and 2016, included in Other (income)/deductions—net. For the twelve months ended December 31, 2017, also includes costs associated with changes to our operating model of $1 million in Cost of sales and $2 million in Selling, general and administrative expenses.

For the three and twelve months ended December 31, 2016, represents costs associated with changes to our operating model of $6 million and $10 million, respectively, included in Selling, general and administrative expenses, and a charge associated with a commercial settlement in Mexico ($14 million), included in Other (income)/deductions—net.

(g)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the three and twelve months ended December 31, 2017, also includes (i) a provisional net tax charge of $229 million related to the impact of the Tax Cuts and Jobs Act enacted on December 22, 2017, including a one-time mandatory deemed repatriation tax on the company’s undistributed non-U.S. earnings, partially offset by a tax benefit related to the remeasurement of the company’s deferred tax assets and liabilities, as of the date of enactment, due to the reduction in the U.S. federal corporate tax rate, (ii) a net tax charge of approximately $3 million as a result of the implementation of certain operational changes, and (iii) a tax charge of approximately $2 million related to the disposal of certain assets.

The three months ended December 31, 2016, also includes a net tax charge of approximately $22 million as a result of the implementation of certain operational changes. The twelve months ended December 31, 2016, also includes (i) a net tax charge of approximately $20 million recorded in the second half of 2016, as a result of the implementation of certain operational changes, which represents an increase to current income tax expense of approximately $22 million offset by a $2 million tax benefit related to a remeasurement of the company’s deferred tax assets and liabilities using the tax rates expected to be in place going forward, and (ii) a net tax charge of approximately $35 million mainly recorded in the first half of 2016, related to the impact of the European Commission’s negative decision on the excess profits rulings in Belgium which represents the recovery of prior tax benefits for the periods 2013 through 2015 offset by the remeasurement of the company’s deferred tax assets and liabilities, using the rates expected to be in place at the time of the reversal, and does not include any benefits associated with a successful appeal of the decision.

10 |

ZOETIS INC.
ADJUSTED SELECTED COSTS AND EXPENSES(a)
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$454	$455	—%	1%	(1)%
As a percent of revenue	31.1%	35.6%	NA	NA	NA
Adjusted SG&A expenses	$359	$348	3%	1%	2%
Adjusted R&D expenses	110	107	3%	1%	2%
Adjusted net income attributable to Zoetis	341	232	47%	10%	37%

	Full Year		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$1,761	$1,624	8%	1%	7%
As a percent of revenue	33.2%	33.2%	NA	NA	NA
Adjusted SG&A expenses	$1,325	$1,312	1%	—%	1%
Adjusted R&D expenses	380	374	2%	1%	1%
Adjusted net income attributable to Zoetis	1,185	975	22%	1%	21%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three and twelve months ended December 31, 2017 and 2016 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. For the corresponding GAAP line items, see Consolidated Statements of Operations and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

11 |

ZOETIS INC.
2018 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2018
Revenue	$5,675 to $5,800
Operational growth(a)	5% to 7%
Adjusted cost of sales as a percentage of revenue(b)	Approximately 32%
Adjusted SG&A expenses(b)	$1,370 to $1,420
Adjusted R&D expenses(b)	$400 to $420
Adjusted interest expense and other (income)/deductions(b)	Approximately $190
Effective tax rate on adjusted income(b)	21% to 22%
Adjusted diluted EPS(b)	$2.96 to $3.10
Adjusted net income(b)	$1,450 to $1,520
Operational growth(a)(c)	20% to 26%
Certain significant items(d) and acquisition-related costs	$20 to $40

The guidance reflects foreign exchange rates as of early February 2018.
Reconciliations of 2018 reported guidance to 2018 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items(d) and acquisition-related costs	Purchase accounting	Adjusted(b)

Cost of sales as a percentage of revenue	~ 32.5%	(0.5%)		~ 32%
SG&A expenses	$1,375 to $1,425		($5)	$1,370 to $1,420
R&D expenses	$400 to $420			$400 to $420
Interest expense and other (income)/deductions	~ $190			~ $190
Effective tax rate	21% to 22%			21% to 22%
Diluted EPS	$2.77 to $2.93	$0.04 to $0.06	$0.13	$2.96 to $3.10
Net income attributable to Zoetis	$1,355 to $1,435	$20 to $30	$65	$1,450 to $1,520

(a)	Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.

(b)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted interest expense and other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(c)
We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

(d)	Primarily includes certain nonrecurring costs related to restructuring and other charges for the supply network strategy. Excludes potential net gains/losses on sales of assets.

12 |

ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
Revenue:
Livestock	$891	$790	13%	2%	11%
Companion Animal	561	477	18%	2%	16%
Contract Manufacturing	8	10	(20)%	6%	(26)%
Total Revenue	$1,460	$1,277	14%	1%	13%

U.S.
Livestock	$374	$336	11%	—%	11%
Companion Animal	338	295	15%	—%	15%
Total U.S. Revenue	$712	$631	13%	—%	13%

International
Livestock	$517	$454	14%	3%	11%
Companion Animal	223	182	23%	5%	18%
Total International Revenue	$740	$636	16%	3%	13%

Livestock:
Cattle	$543	$478	14%	2%	12%
Swine	166	161	3%	2%	1%
Poultry	122	106	15%	—%	15%
Fish	39	26	50%	6%	44%
Other	21	19	11%	(1)%	12%
Total Livestock Revenue	$891	$790	13%	2%	11%

Companion Animal:
Horses	$47	$42	12%	3%	9%
Dogs and Cats	514	435	18%	2%	16%
Total Companion Animal Revenue	$561	$477	18%	2%	16%

* Calculation not meaningful.

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
Certain amounts and percentages may reflect rounding adjustments.

13 |

ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
Revenue:
Livestock	$3,037	$2,881	5%	—%	5%
Companion Animal	2,226	1,956	14%	—%	14%
Contract Manufacturing	44	51	(14)%	1%	(15)%
Total Revenue	$5,307	$4,888	9%	1%	8%

U.S.
Livestock	$1,244	$1,227	1%	—%	1%
Companion Animal	1,376	1,220	13%	—%	13%
Total U.S. Revenue	$2,620	$2,447	7%	—%	7%

International
Livestock	$1,793	$1,654	8%	1%	7%
Companion Animal	850	736	15%	(1)%	16%
Total International Revenue	$2,643	$2,390	11%	1%	10%

Livestock:
Cattle	$1,735	$1,653	5%	1%	4%
Swine	621	602	3%	—%	3%
Poultry	479	457	5%	—%	5%
Fish	118	90	31%	2%	29%
Other	84	79	6%	—%	6%
Total Livestock Revenue	$3,037	$2,881	5%	—%	5%

Companion Animal:
Horses	$151	$150	1%	—%	1%
Dogs and Cats	2,075	1,806	15%	—%	15%
Total Companion Animal Revenue	$2,226	$1,956	14%	—%	14%

* Calculation not meaningful.

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
Certain amounts and percentages may reflect rounding adjustments.

14 |

ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(a)
Total International	$740	$636	16%	3%	13%
Australia	42	38	11%	5%	6%
Brazil	95	83	14%	1%	13%
Canada	61	53	15%	6%	9%
China	37	32	16%	3%	13%
France	36	28	29%	6%	23%
Germany	41	35	17%	6%	11%
Italy	24	20	20%	10%	10%
Japan	37	31	19%	(8)%	27%
Mexico	26	20	30%	10%	20%
Spain	26	20	30%	13%	17%
United Kingdom	44	39	13%	5%	8%
Other Developed	99	79	25%	3%	22%
Other Emerging	172	158	9%	1%	8%

	Full Year		% Change
	2017	2016	Total	Foreign Exchange	Operational(a)
Total International	$2,643	$2,390	11%	1%	10%
Australia	176	157	12%	3%	9%
Brazil	300	245	22%	10%	12%
Canada	184	173	6%	1%	5%
China	174	145	20%	(4)%	24%
France	121	117	3%	—%	3%
Germany	137	125	10%	1%	9%
Italy	89	83	7%	1%	6%
Japan	138	127	9%	(3)%	12%
Mexico	86	76	13%	(3)%	16%
Spain	93	82	13%	2%	11%
United Kingdom	149	151	(1)%	(7)%	6%
Other Developed	339	302	12%	1%	11%
Other Emerging	657	607	8%	(1)%	9%
Certain amounts and percentages may reflect rounding adjustments.
(a) Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

15 |

ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$712	$631	13%	—%	13%
Cost of sales	153	149	3%	—%	3%
Gross profit	559	482	16%	—%	16%
Gross margin	78.5%	76.4%
Operating expenses	109	95	15%	—%	15%
Other (income)/deductions	(3)	—	*	—%	*
U.S. Earnings	$453	$387	17%	—%	17%

International:
Revenue	$740	$636	16%	3%	13%
Cost of sales	244	235	4%	3%	1%
Gross profit	496	401	24%	4%	20%
Gross margin	67.0%	63.1%
Operating expenses	143	140	2%	3%	(1)%
Other (income)/deductions	—	(1)	(100)%	(30)%	(70)%
International Earnings	$353	$262	35%	4%	31%

Total Reportable Segments	$806	$649	24%	1%	23%

Other business activities(c)	(89)	(90)	(1)%
Reconciling Items:
Corporate(d)	(188)	(185)	2%
Purchase accounting adjustments(e)	(22)	(20)	10%
Acquisition-related costs(f)	(2)	(1)	100%
Certain significant items(g)	(15)	(58)	(74)%
Other unallocated(h)	(60)	(64)	(6)%
Total Earnings(i)	$430	$231	86%
* Calculation not meaningful

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

(c)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(d)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(e)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(f)	Acquisition-related costs can include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(g)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(h)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as procurement costs.

(i)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

16 |

ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$2,620	$2,447	7%	—%	7%
Cost of sales	565	551	3%	—%	3%
Gross profit	2,055	1,896	8%	—%	8%
Gross margin	78.4%	77.5%
Operating expenses	421	388	9%	—%	9%
Other (income)/deductions	(3)	—	*	—%	*
U.S. Earnings	$1,637	$1,508	9%	—%	9%

International:
Revenue	$2,643	$2,390	11%	1%	10%
Cost of sales	889	833	7%	1%	6%
Gross profit	1,754	1,557	13%	1%	12%
Gross margin	66.4%	65.1%
Operating expenses	515	501	3%	1%	2%
Other (income)/deductions	(1)	2	*	*	*
International Earnings	$1,240	$1,054	18%	1%	17%

Total Reportable Segments	$2,877	$2,562	12%	—%	12%

Other business activities(c)	(313)	(309)	1%
Reconciling Items:
Corporate(d)	(625)	(684)	(9)%
Purchase accounting adjustments(e)	(88)	(99)	(11)%
Acquisition-related costs(f)	(10)	(4)	*
Certain significant items(g)	(25)	(57)	(56)%
Other unallocated(h)	(291)	(181)	61%
Total Earnings(i)	$1,525	$1,228	24%
* Calculation not meaningful

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

(c)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(d)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(e)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(f)	Acquisition-related costs can include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(g)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(h)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as procurement costs.

(i)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

17 |